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EXHIBIT (h)(7)

                              OMNIBUS FEE AGREEMENT

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                              OMNIBUS FEE AGREEMENT
               FOR THE INSTITUTIONAL TAX-EXEMPT MONEY MARKET FUND

      THIS AGREEMENT is made as of July 1, 2004, by and between AMERICAN PERFORMANCE FUNDS, (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest reflecting interests in separate investment portfolios (the "Funds");

      WHEREAS, the Trust and BISYS have entered into a Fund Accounting Agreement, and a Transfer Agency Agreement, each of which is dated the date hereof, concerning the provision of fund accounting, and transfer agency services, respectively, for the Funds;

      WHEREAS, BOk Investment Advisors has been appointed by the Trust as the Administrator of the Trust and has entered into a Sub-Administration agreement with BISYS which is dated the date hereof; and

      WHEREAS, the parties desire to set forth the compensation payable for the Institutional Tax-Exempt Money Market Fund (the "Fund") by the Trust under the foregoing agreements in a separate written document.

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1. The Fund Accounting Agreement, Transfer Agency Agreement, and Sub-Administration Agreement referred to herein shall be referred to collectively as the "Service Agreements."

      2. The Trust shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, an asset-based fee, computed daily, at the annual rate of 0.10% (10 basis points) of the average daily net asset value of the Fund.

      3. In each month, the monthly amount of the fee set forth in paragraph 2 above ("monthly fee") shall be deemed to include that month's charge for the various out-of-pocket expenses that are payable to BISYS under the Service Agreements ("monthly charge for expenses"), but only to the extent that the monthly charge for expenses does not exceed the monthly fee for the relevant month. In each month, BISYS shall calculate the monthly charge for expenses according to the terms of the respective Service Agreements, and apply the total of such amounts against the monthly fee; provided however, that in the event that in any particular

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month the monthly charge for expenses exceeds the monthly fee, the amount of such excess shall be payable to BISYS in addition to the monthly fee. The monthly charge for expenses shall be the dollar amount reflected on BISYS' accounting systems as being chargeable for the relevant month, regardless of whether said amount reflects items provided or incurred previously, and no credit shall be available in subsequent months for any month in which the monthly fee exceeds the monthly charge for expenses.

      4. This Agreement relates only to the Institutional Tax-Exempt Money Market Fund and has no affect upon the fee arrangements for the other Funds of the Trust. Should any of the Service Agreements be terminated by the Trust for "cause" (as defined in said Agreements), the parties hereto shall negotiate in good faith a reduction in the fees due hereunder that is mutually agreeable to the parties.

      5. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

      6. Miscellaneous

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) Any notices hereunder shall be given as provided in the relevant Services Agreement.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                                  AMERICAN PERFORMANCE FUNDS

                                                  By: /s/ Walter B. Grimm
                                                      ---------------------
                                                  Name:  Walter B. Grimm

                                                  Title:  President

                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By:  /s/ Fred Nadaff
                                                      ---------------------
                                                  Name:  Fred Nadaff

                                                  Title:  President

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